Exhibit 10.3

July 7, 2016

SILVER BULL RESOURCES, INC.
Suite 1610, 777 Dunsmuir Street
Vancouver, BC V7Y 1K4
Canada

Attention: Tim Barry
                   Chief Executive Officer

Dear Sirs:

Re:            Provision of Placement Agent Services for your Private Placement

This letter (the “Agreement”) confirms the terms on which Sprott Global Resource Investments, Ltd., a California limited partnership (“SGRIL” or the “Placement Agent”), agrees to provide services as a placement agent (the “Services”) in respect of a private placement (the “Placement”) by Silver Bull Resources, Inc. (the “Company”) of up to 3,340,000 units (the “Units”) at a price of C$ 0.15 per Unit for proceeds of up to C$ 501,000.

SGRIL understands that:

(a)	the common shares of the Company (the “Common Shares”) are listed on the Toronto Stock Exchange (the “Exchange”);

(b)	each Unit will consist of one Common Share (a “Unit Share”) and one non-transferable share purchase warrant (a “Warrant”) entitling the purchase of one Common Share (a “Warrant Share”) for three years from the closing of the Placement (the “Closing”) at a price of C$ 0.16;

(c)	if, commencing on the fourth month after the Closing, the closing price of the Common Shares on the Exchange is higher than C$ 0.30 for any 20 consecutive trading day period then on the 20th consecutive trading day of any such period (the “Acceleration Trigger Date”) the expiry date of the Warrants may be accelerated to the 20th trading day after the Acceleration Trigger Date by the issuance, within three trading days of the Acceleration Trigger Date, of a news release announcing such acceleration;

(d)	if, at the time of exercise of the Warrant, the Company is no longer an issuer subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, of the United States of America (the “Exchange Act”), then the Warrant may be exercised by means of a Cashless Exercise Right in the same manner as the Compensation Warrants (as described and defined below); and

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July 7, 2016

(e)	the Placement is subject to the approval of the Exchange.

The Placement is further described in the attached Term Sheet and any terms set out in the Term Sheet but not in this Agreement shall be incorporated into, and form a part of, this Agreement. In the event of a discrepancy between the terms of this Agreement and the Term Sheet, this Agreement shall govern.

Description of Services

The Services shall include:

(a)	locating and introducing to the Company potential qualified investors (“Investors”) in the United States of America, its states, territories and possessions, and the District of Columbia (collectively, the “United States”) and outside of the United States and Canada with whom the Placement Agent has pre-existing business relationships and who the Placement Agent reasonably believes are qualified to participate in the Placement who might be willing to purchase Units on an exempt private placement basis;

(b)	facilitating communication between the Company and the Investors and arranging for the Investors to receive, or directing them where to obtain, corporate and business related information of the Company from the Company’s website, SEDAR and EDGAR;

(c)	introducing the Investors to the Company’s management and, if requested, assisting the Investors in completing a subscription agreement in the form provided by the Company to SGRIL for the Placement (“Subscription Agreement”); and

(d)	gathering and forwarding the completed Subscription Agreements and the funds therefor to the Company to hold such funds, in trust, pending the Closing.

The Placement Agent shall provide the Services in compliance with all applicable laws and regulations. The Company shall be under no obligation to accept subscriptions for Units from all or any of the Investors introduced by the Placement Agent.

Relationship between the Parties

The Company acknowledges and confirms that:

(a)	the Placement Agent shall not have any liability to the Company if it is unable to locate any, or a sufficient number of, purchasers for the Placement;

(b)	there is no agreement, commitment, arrangement or understanding pursuant to which the Placement Agent will act as advisor in respect of the Placement or in respect of a subsequent offering of securities of the Company; and

(c)	the Placement Agent shall not bear any responsibility or assume any liability for any statements made by the Company to the Investors in connection with the Placement, including the accuracy of any representations made by the Company to any Investors in the Subscription Agreements provided by the Company.

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July 7, 2016

Placement Agent’s Fee and Expenses

In consideration of the Services, the Placement Agent will, in respect of Units purchased by Investors introduced by, or whose subscriptions are attributable to the efforts of, the Placement Agent (excluding any Units that may be purchased by the Placement Agent), be:

(a)	paid a fee equal to 6.0% of the proceeds from such Units; and

(b)	issued that number of non-transferable warrants (“Compensation Warrants”) as is equal to 6.0% of the number of such Units, each Compensation Warrant entitling the Placement Agent to purchase, for two years from the Closing and subject to the same acceleration provisions as the Warrants, one Warrant Share at a price equal to the greater of C$ 0.15 and the five day volume weighted average trading price preceding notice of the Placement to the Exchange.

(collectively, the “Placement Agent’s Fee”)

For the avoidance of doubt, the Placement Agent will not be entitled to any Placement Agent’s Fee in connection with a subscription from any Investor not introduced to the Company by the Placement Agent.  As of the date hereof, the Company anticipates that one investor not introduced to the Company by the Placement Agent will participate in the Placement, which investor is an entity organized in the British Virgin Islands.  The Placement Agent acknowledges that the payment of the Placement Agent’s Fee is subject to the approval of the Exchange.

The Placement Agent’s Fee will be paid, issued and delivered on or promptly after the Closing as directed in writing or e-mail by the Placement Agent.

If, at the time of exercise of the Compensation Warrant, the Company is no longer an issuer subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, then the Compensation Warrant may be exercised by means of a “cashless exercise” (the “Cashless Exercise Right”) whereby the Placement Agent shall be entitled to receive that number of Warrant Shares resulting from the following formula:

Where:

A =	the average closing price for the Common Shares as quoted on the Exchange for the five consecutive trading days immediately preceding the date on which the Placement Agent elects to exercise the Compensation Warrant by means of the Cashless Exercise Right.

B =	the then applicable exercise price of the Compensation Warrant.

X =	the number of Warrant Shares that would otherwise have been issuable had the Placement Agent elected to exercise the Compensation Warrant by means of a cash exercise.

Conduct of the Services

The Placement Agent acknowledges that the Units, Unit Shares, Warrants, Compensation Warrants and Warrant Shares have not been, and will not be, registered under the Securities Act of 1933, as amended, of the United States (the “1933 Act”) or applicable state securities laws and may only be offered and sold in transactions not subject to, or pursuant to exemptions from, the registration requirements of the 1933 Act (and applicable state securities law). Accordingly, SGRIL shall restrict the Services to the location, identification and introduction to the Company of Investors who are:

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(a)	(i) resident in the United States, or a “U.S. person” (as defined in Rule 902(k) of Regulation S (“Regulation S”) under the 1933 Act; “U.S. Person”), (ii) purchasing for the account or benefit of a U.S. Person or person in the United States, or (iii) in the United States when they receive the initial offer of, or subscribe for, the Units, and SGRIL has reason to believe the Investors are in the United States, and each of such Investors in (i), (ii) and (iii) (collectively, “U.S. Purchasers”) is an “accredited investor” (as defined in Rule 501(a) of Regulation D (“Regulation D”) under the 1933 Act; an “Accredited Investor”) but the term “U.S. Purchasers” does not include persons excluded from the definition of U.S. Person pursuant to Rule 902(k)(2)(vi) of Regulation S or persons holding accounts excluded from the definition of U.S. Person pursuant to Rule 902(k)(2)(i) of Regulation S, solely in their capacities as holders of such accounts; or

(b)	outside of the United States and Canada, are not U.S. Purchasers and are able to purchase such securities in an “offshore transaction” (as such term is defined in Rule 902(h) of Regulation S; “Offshore Transaction”) in accordance with Rule 903 of Regulation S and applicable local securities laws (“Offshore Purchasers”).

Placement Agent’s Representations, Warranties and Covenants

The Placement Agent represents and warrants to, and covenants with, the Company that:

(a)	it is a validly created limited partnership with its head office at the address set out on the first page hereof;

(b)	the execution and delivery of and performance by the Placement Agent of this Agreement have been authorized by all necessary actions on the part of the Placement Agent;

(c)	this Agreement has been duly executed and delivered by the Placement Agent, and constitutes a legal, valid and binding agreement of the Placement Agent enforceable against it in accordance with its terms;

(d)	the execution and delivery of and performance by the Placement Agent of this Agreement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event of condition) result in a breach or violation of or a conflict with, or allow any other person to exercise any rights under any of the terms or provisions of the Placement Agent’s constating documents or by-laws, if applicable, or any other contract, agreement, instrument, undertaking or covenant to which the Placement Agent is a party or by which it is bound;

(e)	it is, and during the course of the Placement it will remain, duly registered, and in good standing, as a broker-dealer with the United States Securities and Exchange Commission (the “SEC”) under the Exchange Act and applicable securities legislation in all states and other jurisdictions in the United States in which it is carrying out activities in connection with the Services and is, and during the course of the Placement will remain, a member in good standing with the Financial Industry Regulatory Authority, Inc. (“FINRA”);

(f)	none of the Placement Agent, any general partner or managing member, any director or executive officer of any of the foregoing, any other officer of any of the foregoing participating in the Placement, or any officer or other employee of the foregoing that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in the Placement are subject to any Disqualifying Event. For the purposes hereof, “Disqualifying Event” means any conviction, order, judgment, decree, suspension, expulsion, event or other matter set out in Rule 506(d)(1)(i) through (viii) of Regulation D that is currently in effect or which occurred within the periods set out in Rule 506(d)(1)(i) through (viii) and, without limiting the foregoing, includes criminal convictions, court injunctions or restraining orders, final orders of any state or federal regulator, SEC disciplinary orders, SEC cease-and-desist orders, SEC stop orders or orders suspending the Regulation A exemption, suspension or expulsion from membership in, or association with a member of, a self-regulatory organization (such as FINRA) or United States Postal Service false representation orders;

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(g)
it has had and shall maintain all business and professional licenses, registrations and permits necessary or appropriate, and agrees to obtain and maintain any such license, registration or permit that may hereafter become necessary or appropriate, under all applicable laws and regulations, and shall otherwise comply with all applicable laws and regulations to complete the Services;

(h)
it is neither an insider nor an affiliate of an insider of the Company through ownership of 10% or more of the outstanding Common Shares, on a partially diluted basis, and is arm’s length to the Company;

(i)	it shall make introductions only to Investors who SGRIL reasonably believes are qualified to participate in the Placement and are

(i)	U.S. Purchasers that SGRIL has a reasonable basis to believe, and does reasonably believe, are Accredited Investors and with whom SGRIL has pre-existing business relationships, or

(ii)	Offshore Purchasers, who will purchase the Units in an Offshore Transaction in accordance with Rule 903 of Regulation S and applicable local securities laws;

(j)	it shall carry out the Services in such a manner that

(i)
the exemptions from registration for the offer and sale of the securities in the Placement to U.S. Purchasers under Rule 506(b) of Regulation D and any applicable state securities laws (including the exemption from registration under applicable state securities laws provided by section 18(b)(4)(E) of the 1933 Act) or any order, rule or regulation promulgated thereunder are available,

(ii)	the exclusions from registration for the offer and sale of the securities in the Placement outside the United States to purchasers other than U.S. Purchasers are available under Regulation S, and

(iii)	complies with all applicable United States federal and state broker-dealer requirements and the laws of any other jurisdiction in which the Services may be carried out;

(k)	it has not and shall not offer or sell the Units in any manner constituting a “public offering”, as that term is used in section 4(a)(2) of the 1933 Act (a “US Public Offering”);

(l)	it has not and shall not

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(i)
offer to sell, or solicit an offer to buy, Units to, or for the account or benefit of, any U.S. Person or person in the United States, except as provided in this Agreement, or otherwise engage in or use any “general solicitation” or “general advertising” as such terms are used in Rule 502(c) of Regulation D (“General Solicitation or General Advertising”) such as any advertisement, article, notice, or other public communication mentioning the Placement, the Company or the Company’s securities nor in any manner involving a US Public Offering,

(ii)	publish in any newspaper, magazine or similar medium or on the Internet or broadcast over television, radio or the Internet any information regarding the Company, its securities or the Placement,

(iii)	host or participate in any seminar or meeting regarding the Placement whose attendees have been invited by General Solicitation or General Advertising, or

(iv)	take any other action that would be reasonably expected to result in the Placement not being exempt from registration under the 1933 Act or applicable state securities laws;

(m)
it has not made or engaged nor shall it make or engage in any Directed Selling Efforts in the United States regarding the Company, its securities or the Placement where “Directed Selling Efforts” means directed selling efforts as that term is defined in Rule 902(c) of Regulation S and which, in general terms involves, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose, or that could reasonably be expected to have the effect, of conditioning the market in the United States for any of the Units, Unit Shares, Warrants, Compensation Warrants or Warrant Shares, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio, television or the Internet that refers to the Placement;

(n)	it has not made and will not make any

(i)	representations concerning the Company or the Placement not authorized by the Company in writing, or

(ii)	untrue statement of a material fact concerning the Company nor omit to state a material fact required to be stated or necessary to make any statement not misleading concerning the Company;

(o)
it is both an Accredited Investor and an “accredited investor” as defined in National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators and it will be acquiring the Units the Compensation Warrants as principal for its own account, for investment purposes only, and not for the benefit of any other person nor with a view to distribution or transfer in violation of the 1933 Act or applicable state securities laws; and

(p)	it will execute and return to the Company all documents which may be required by applicable securities laws and the policies of the Exchange in connection with the Placement or this Agreement.

All representations and warranties contained herein are accurate as of the date hereof and will be accurate as of the date of the Closing.

SILVER BULL RESOURCES, INC.
July 7, 2016

Company’s Representations, Warranties and Covenants

The Company represents and warrants to, and covenants with, the Placement Agent that:

(a)	it is a “domestic issuer”, as defined in Rule 902 of the 1933 Act;

(b)	except with respect to offers and sales to U.S. Purchasers made in reliance upon the exemption from registration under Rule 506(b) of Regulation D, neither it nor, to the Company’s knowledge, any person acting on its behalf (other than the Placement Agent or any finder, for which no representation or warranty is made), has made or will make any

(i)	offer to sell, or any solicitation of an offer to buy, any Units to a U.S. Purchaser, or

(ii)	sale of Units unless, at the time the buy order was or will have been originated

(1)	the purchaser is not a U.S. Purchaser, or;

(2)	the Company and any person acting on its behalf reasonably believes that the purchaser is not a U.S. Purchaser;

(c)	neither it nor, to the Company’s knowledge, any person acting on its behalf (other than the Placement Agent or any finder, for which no representation or warranty is made) has, during the period beginning six months before the commencement of the Placement, or will, for the six months after the Closing, offer, sell or solicit any offer to buy any of its securities in a manner that would be integrated with the Placement and thereby cause the exemptions from registration set forth in Rule 506(b) of Regulation D or Rule 903 of Regulation S of the 1933 Act to become unavailable for the Placement, including engaging in any of the following activities in connection with any offer or sale of the Company’s securities that would be integrated with the Placement

(i)	any Directed Selling Efforts,

(ii)	any form of General Solicitation or General Advertising, or holding or participating in any seminar or meeting whose attendees have been invited by General Solicitation or General Advertising including, without limitation, advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet, or broadcast over radio, television or the Internet or any seminar or meeting whose attendees have been invited by General Solicitation or General Advertising, or

(iii)	acting in any manner that would constitute a US Public Offering;

(d)	neither the Company nor any of its predecessors or affiliates, have been subject to any order, judgment or decree of any court of competent jurisdiction temporarily, preliminarily or permanently enjoining such person for failing to comply with the provisions of Rule 503 of Regulation D;

(e)	to the best of the Company’s knowledge after reasonable investigation, none of the Company (including its predecessors or affiliated issuers), any director or executive officer, any non-executive officer participating in the Placement, any shareholder holding or controlling 20% or more of the Common Shares, any current promoter of the Company or any person (other than the Placement Agent, any finder and any person set out in paragraph (f) of the Placement Agent’s representations, warranties and covenants above, for which no representation or warranty is made) that has been or will be paid (directly or indirectly) for the solicitation of purchasers in the Placement (a “Compensated Solicitor”) and any general partner or managing member of any Compensated Solicitor or any executive officer, non-executive officer participating in the Placement, or director of any Compensated Solicitor or general partner or managing member of such Compensated Solicitor is subject to a Disqualifying Event;

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(f)	it is not now, and as a result of the sale of Units contemplated hereby will not be, required to be registered as an “investment company” as defined in the Investment Company Act of 1940, as amended, of the United States; and

(g)	all representations and warranties made by it in the Subscription Agreement are incorporated by reference herein and made to and for the benefit of the Placement Agent.

All representations and warranties contained herein are accurate as of the date hereof and will be accurate as of the date of the Closing.

Conditions of Closing

It shall be a condition precedent to the Closing, as it relates to Investors introduced by the Placement Agent, that:

(a)	the Company shall

(i)	prepare forms of the Subscription Agreement, the Warrant and Compensation Warrant certificates and any indentures and other agreements required in connection with the Placement, in consultation with the Placement Agent and its legal counsel, and

(ii)	deliver to the Placement Agent a certificate of an executive officer of the Company regarding various factual matters, in a form reasonably acceptable to the Placement Agent and its legal counsel;

(b)	the Placement Agent will provide a certificate, substantially in the form attached hereto, relating to the conduct of the Placement by it in the United States and to, and for the benefit of, the Company;

(c)	the U.S. Purchasers and Offshore Purchasers will have each provided a fully completed and duly executed Subscription Agreement and any other certificates contemplated therein; and

(d)	the Exchange shall have approved the Placement in respect of the subscriptions from Investors introduced by the Placement Agent.

Resale Restrictions and Legend Removal

The Placement Agent acknowledges that the Unit Shares, Warrants, Compensation Warrants and Warrant Shares will be:

(a)	“restricted securities” under the 1933 Act and the certificates representing such securities shall bear a restrictive legend to the effect that they have not been registered under the 1933 Act or state securities laws and can only be offered, resold or otherwise transferred (and with respect to any Warrants, exercised) under certain conditions (“U.S. Legend”); and

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(b)	subject to a four month restricted re-sale period in Canada and the certificates representing such securities shall bear a legend to that effect as required by National Instrument 45-102 Resale of Securities of the Canadian Securities Administrators (the “NI 45-102 Legend”).

The Placement Agent further acknowledges that the certificates representing such securities shall also bear the legend required by the Exchange (the “Exchange Legend”).

Commencing after four months from the Closing, the Company will promptly approve any requests to remove and use commercially reasonable efforts to cause the prompt removal of the NI 45-102 Legend and Exchange Legend from certificates evidencing the Unit Shares and Warrant Shares held by U.S. Purchasers, Offshore Purchasers and the Placement Agent.

In the case of a sale of the Warrant Shares by the Placement Agent made pursuant to either (A) the provisions of Rule 144 of the 1933 Act; or (B) an effective registration statement under the 1933 Act, the Company shall, at the Company’s own cost, use commercially reasonable efforts to cause the transfer agent to remove the U.S. Legend and deliver unlegended share certificates to the Placement Agent within three trading days following the delivery by the Placement Agent to the Company or the Company’s transfer agent of a share certificate endorsed with the U.S. Legend.  If the Company’s transfer agent fails to deliver an unlegended share certificate within such three trading day period, the Company will indemnify the Placement Agent (other than U.S. Investors that are (i) brokers employed by the Placement Agent or its affiliates or (ii) one of the Exploration Capital Limited Partnerships managed by the Placement Agent or its affiliates) for any damages and costs incurred as a result thereof, but: (i) such indemnity shall not extend to any lost profits of the Placement Agent; and (ii) the aggregate amount of such indemnity in respect of any one legend removal shall not exceed US$ 5,000. For the avoidance of doubt, if, in the case of a sale pursuant to, and subject to satisfaction of the conditions required by, (A) or (B) above, the Company or the Company’s transfer agent requires a legal opinion to remove the US Legend from any certificates representing the Warrant Shares, the Company shall use commercially reasonable efforts to cause its legal counsel to deliver such legal opinion at the Company’s expense.

“Piggyback” Registration Rights

If, at any time before the first anniversary of the expiry of the Compensation Warrants, the Company determines to prepare and file with the SEC a registration statement relating to an offering for the Company’s own account or the account of others under the 1933 Act of any of its equity securities, other than a registration statement on Form S-4 or Form S-8 (each as promulgated under the 1933 Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the Company’s stock option or other employee benefit plans, then the Company shall deliver to the Placement Agent a written notice of such determination and, if within 15 days after the date of the delivery of such notice, the Placement Agent shall so request in writing, the Company shall include in such registration statement all or any part of the Warrant Shares issued or issuable to the Placement Agent (and any securities issued or then issuable upon any stock split, dividend or other distribution, capitalization or similar event with respect to the foregoing) (collectively, the “Registrable Securities”) that the Placement Agent requests to be registered, but the Company shall not be required to register any Registrable Securities that (i) are eligible for resale pursuant to Rule 144 of the 1933 Act, and (ii) would continue to be eligible for resale pursuant to Rule 144 of the 1933 Act if the Company ceased to comply with the current information requirements of Rule 144(c).  For the avoidance of doubt, the Investors will not receive, pursuant to the Placement, the Subscription Agreements or this Agreement, any demand registration rights that would otherwise entitle the Investors to require the Company to file a registration statement registering their securities.

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Indemnification

Except for indemnification relating to the failure to deliver an unlegended share certificate as provided in the last paragraph under “Resale Restrictions and Legend Removal” above, the Company shall indemnify the Placement Agent against any liabilities arising hereunder as set out on the attached Indemnity.

Termination by the Placement Agent

Without restricting any other rights in this Agreement and in addition to any other remedies which may be available to the Placement Agent in respect of any default, act or failure to act, or non-compliance with the terms of this Agreement by the Company, the Placement Agent shall be entitled to terminate and cancel, at its option and without any liability on its part, all of its obligations under this Agreement, by giving written notice to the Company at any time at or prior to the Closing, if:

(a)	any inquiry, investigation or other proceeding (whether formal or informal) is commenced, announced or threatened, or any order or ruling is issued by any exchange or market, or any other regulatory or governmental authority (other than an inquiry, investigation or other proceeding based solely on the activities of the Placement Agent in connection with the Placement) which, in the opinion of the Placement Agent, would reasonably be expected to materially and adversely affect the Company or its business, on a consolidated basis, or its securities;
(b)	any law or regulation or moratorium, inquiry, investigation, proceeding, order, ruling, pursuant to any statute is promulgated or changed which, in the reasonable opinion of the Placement Agent
(i)	operates to prevent or materially restrict the distribution of the Units or the trading of the Common Shares,
(ii)	would reasonably be expected to materially and adversely affect the Company, its business or its securities, including the market price or value of the Common Shares or the Units, or
(iii)	would reasonably be expected to materially impair the Company’s ability to perform the obligations contemplated in this Agreement;
(c)	in the reasonable opinion of the Placement Agent, there occurs or is discovered a material change or a change in any material fact or a new material fact arises that would reasonably be expected to
(i)	materially and adversely affect the Company, its business or its securities, including the market price or value of the Common Shares or the Units, or
(ii)	materially impair the Company’s ability to perform the obligations contemplated in this Agreement;
(d)	there should develop, occur or come into effect or existence any event, action, state, condition or major financial occurrence of national or international consequence, including without limiting the generality of the foregoing, any military conflict, civil insurrection, or any terrorist action (whether or not in connection with such conflict or insurrection), or any law or regulation which, in the reasonable opinion of the Placement Agent, materially and adversely affects or involves, or will materially adversely affect or involve, the Canadian or United States financial markets, or prevent or materially restrict the trading of the Common Shares or the distribution of the Units or may materially and adversely affect the Company, its business or its securities, including the market price or value of the Common Shares, or which could materially impair the Company’s ability to perform the obligations contemplated in this Agreement;

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(e)	the state of the financial markets is such that in the reasonable opinion of the Placement Agent, it would be unprofitable to offer or continue to offer the Units for sale;
(f)	the Company is in breach of any material term, condition or covenant of this Agreement, or any representation or warranty given by the Company in this Agreement becomes, is discovered to be or is materially false, and such material breach or such materially false representation
(i)	is in the reasonable opinion of the Placement Agent not capable of being cured prior to the Closing,
(ii)	would result in the failure of any condition precedent set out in this Agreement, or
(iii)	has not been rectified to the reasonable satisfaction of the Placement Agent within 48 hours of when the Placement Agent provides notice to the Company of the same; or
(g)	any order to cease trading in the Company’s securities is made or threatened by a Canadian or United States securities regulator.
Termination by the Company

Without restricting any other rights in this Agreement and in addition to any other remedies which may be available to the Company in respect of any default, act or failure to act, or non-compliance with the terms of this Agreement by the Placement Agent, the Company shall be entitled to terminate and cancel, at its option and without any liability on its part, all of its obligations under this Agreement, by giving written notice to the Placement Agent at any time at or prior to the Closing, if:

(a)	any inquiry, investigation or other proceeding (whether formal or informal) is commenced or announced, or any order or ruling is issued by any exchange or market, or any other regulatory or governmental authority based solely on the activities of the Placement Agent in connection with the Placement;
(b)	the Placement Agent is in material breach of any term, condition or covenant of this Agreement, or any representation or warranty given by the Placement Agent in this Agreement becomes, is discovered to be or is materially false, and such material breach or such materially false representation
(i)	is in the reasonable opinion of the Company not capable of being cured prior to the Closing,
(ii)	would result in the failure of any condition precedent set out in this Agreement, or
(iii)	has not been rectified to the reasonable satisfaction of the Company within two business days of when the Company provides notice to the Placement Agent of the same.
General Provisions

Survival of Representations and Warranties: The representations, warranties and covenants of the Company and Placement Agent will survive the Closing for a period of one year.

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Public Disclosure: The Company may make public disclosure of this Agreement and the Placement, and the Placement Agent consents to the filing by the Company of all documents and personal information concerning the Placement Agent provided in this Agreement required by applicable securities laws and the policies of the Exchange.

Regulatory Filings: The Company shall make all filings with respect to the Placement required to be made by the Company with the Exchange and with all applicable securities regulatory authorities in the United States and Canada and, in connection with Offshore Transactions, with any other regulatory authorities, each within the prescribed time limits and provide SGRIL with copies of all such filings and all receipts, acknowledgments and approvals from such regulatory authorities. SGRIL shall make all filings with respect to the Placement required to be made by SGRIL with FINRA and the SEC within the prescribed time limits and provide the Company with copies of all such filings and all receipts, acknowledgments and approvals from such regulatory authorities. The Company and the Placement Agent shall provide all information required by the other in order to make such filings.

Notices: Any notice under this Agreement will be given in writing and must be delivered or sent by facsimile or electronic communication (provided, if sent electronically, confirmation of delivery is received by the sender) and addressed to the party to which notice is to be given at the address of the party provided on the first page of this Agreement or such other address designated by the party in writing.

Governing Law: This Agreement shall be governed by and construed in accordance with the laws of British Columbia and the laws of Canada applicable therein.

Effective Date: Notwithstanding the date of this Agreement or the date on which it was executed, this Agreement shall be effective as between the parties as of July 7, 2016.

Entire Agreement: This Agreement constitutes the entire agreement, and supersedes any prior understandings and agreements, between the parties with respect to its subject matter and there are no representations, warranties, forms, conditions, undertakings or collateral agreements, express implied or statutory between the parties other than as expressly set forth in this Agreement.

No Assignment: This Agreement may not be assigned by either party.

Amendments: This Agreement may be amended in writing with the mutual consent of both parties.

Time of the Essence: Time shall be of the essence of this Agreement.

Currency: Any references to “C$” means the lawful currency of Canada and to “US$” means the lawful currency of the United States.

Execution and Delivery: This Agreement may be executed in as many counterparts as necessary and delivered electronically, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the date on the first page hereof.

SILVER BULL RESOURCES, INC.
July 7, 2016

Acceptance

If the foregoing correctly reflects our agreement please sign below where indicated and return this page to SGRIL.

Yours truly,

SPROTT GLOBAL RESOURCE INVESTMENTS, LTD.

Per:            /s/ Gretchen Carter
Gretchen Carter
CFO

ACKNOWLEDGED and AGREED as of the date of this Agreement

SILVER BULL RESOURCES, INC.

Per:            /s/ Sean Fallis

            Sean Fallis      Chief Financial Officer
        Name                                        Position

Silver Bull Resources, Inc.
Brokered Private Placement – Term Sheet
July 5, 2016

Attention:      Mr. Tim Barry
Director, President & CEO

The following term sheet (“Term Sheet”) outlines the general terms and conditions under which Sprott Global Resource Investments, Ltd. may act as a placement agent in a private placement offering of Units (hereinafter defined) by Silver Bull Resources, Inc. This Term Sheet has been prepared for information and discussion purposes and, except for this paragraph and the paragraph below relating to Jurisdiction (which shall be legally binding on the parties hereto), is not intended to be legally binding or to impose any obligation to negotiate definitive documentation or complete the Offering referred to herein or otherwise.

Issuer:	Silver Bull Resources, Inc. (the “Corporation”) Suite 1908, 925 West Georgia Street Vancouver, BC V6C 3L2

Offering:	Brokered private placement of up to 3,340,000 Units of the Corporation (C$ 501,000).

Unit Price:	C$ 0.15 per Unit.

Units:	Each Unit will consist of one common share in the capital of the Corporation (a “Common Share”) and one share purchase warrant (a “Warrant”).

Warrants:
Each Warrant will be non-transferable and entitle the purchase of one Common Share (a “Warrant Share”) for three years from the Closing Date at a price of C$ 0.16, subject to the Acceleration Provision (hereinafter defined).

Acceleration Provision:
If, commencing on the fourth month after the Closing Date, the closing price of the Common Shares on the TSX (as defined below) is higher than C$ 0.30 for 20 consecutive trading days then on the 20th consecutive trading day (the “Acceleration Trigger Date”) the expiry date of the Warrants may be accelerated to the 20th trading day after the Acceleration Trigger Date by the issuance, within three trading days of the Acceleration Trigger Date, of a news release announcing such acceleration.

Offering Basis:
Brokered private placement of Units to accredited investors (as defined in Rule 501(a) of Regulation D under the United States Securities Act of 1933, as amended (the “1933 Act”)), in the United States pursuant to an exemption from the registration requirements of the 1933 Act and, with the consent of the Corporation, to eligible investors in other eligible foreign jurisdictions (other than Canada and the United States) pursuant to applicable private placement exemptions under applicable securities laws in such jurisdictions.

Placement Agent:	Sprott Global Resource Investments, Ltd.

Services:
Placement Agent shall use commercially reasonable efforts to locate and introduce to the Corporation potential subscribers to the Offering.

The Corporation shall allow the Placement Agent and its legal counsel to participate in the preparation of the Subscription Agreement and the Warrant and Placement Agent Warrant certificates.

Closing Date:	July 13, 2016 or such other date or dates as the Corporation and the Placement Agent may agree.

Use of Proceeds:	The net proceeds from the Offering will be used for exploration activities on the Corporation’s assets and for general corporate purposes.

Resale Restrictions:
Pursuant to the National Instrument 45-102 Resale of Securities, all securities issued pursuant to the Offering shall be subject to a restricted resale period in Canada of four months commencing on the Closing Date.

The securities issued pursuant to the Offering are not, and will not be, registered under the 1933 Act. Accordingly, securities acquired by United States buyers will be subject to additional restrictions on resale under the 1933 Act.

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Listing:
The Common Shares are currently listed on the Toronto Stock Exchange (“TSX”) and trade on the OTCQB Venture Marketplace (“OTCQB”) under the symbol "SVB” and “SVBL”, respectively. The Corporation will make an application to the TSX to list the Common Shares comprising the Units and the Warrant Shares, which listing will be conditionally approved prior to the Closing Date.

Placement Agent’s Fee:
6.0% cash commission on subscriptions from new investors introduced to the Corporation by the Placement Agent plus that number of Placement Agent’s Warrants (as defined and set forth below) subject to the rules of the TSX.

The Placement Agent will not be entitled to any Placement Agent’s Fee or Placement Agent’s Warrants in connection with a subscription from any new investor not introduced to the Corporation by the Placement Agent. As of the date hereof, the Corporation anticipates that one investor not introduced to the Corporation by the Placement Agent will participate in the Offering, which investor is an entity organized in the British Virgin Islands.

Placement Agent’s Warrants:
On the Closing Date, the Corporation shall issue to the Placement Agent the number of non-transferable common share purchase warrants that equals 6.0% of the Units placed to new investors introduced to the Corporation by the Placement Agent. Each Placement Agent’s Warrant permits the purchase of one Warrant Share for two years from the Closing Date at the greater of the Unit Price and the five day VWAP preceding notice of the Offering to the TSX and is subject to the Acceleration Provision.

Placement Agent Agreement:
The Corporation will enter into a definitive placement agent agreement with the Placement Agent promptly after the execution of this Term Sheet and prior to the Closing Date. The Placement Agent Agreement shall include, without limitation, industry standard representations, warranties, covenants (including customary broker-dealer representations, warranties and covenants), conditions, and indemnities, and industry standard termination provisions including, without limitation, a disaster out, litigation out, regulatory out, market out, due diligence out and a material adverse change out customary for agreements of this nature, in each case exercisable prior to the Closing Date, which clauses shall commence upon acceptance of this Term Sheet.

The Placement Agent will represent that none of it, any of its general partners or managing members, any director or executive officer of any of the foregoing, any other officer of any of the foregoing participating in the Offering, or any other officer or employee of any of the foregoing that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in the Offering is subject to any of the "Bad Actor" disqualifications provisions described in Rule 506(d) under the 1933 Act.

Subscription Agreements:
The terms and conditions governing the Offering and other matters related to the Offering will be set out in the Placement Agent Agreement and in the respective subscription agreements with purchasers of Units (“Subscription Agreements”). In the event of any discrepancy between the terms described herein and a Placement Agent Agreement and those contained in the Subscription Agreements, the Subscription Agreements will govern.

U.S. Legend Removal:
The U.S. restrictive legends will not be removed from any Common Shares or Warrant Shares held by a purchaser of the Units or the Placement Agent, except in connection with the sale of the Common Shares or Warrant Shares by the purchaser or the Placement Agent (as the case may be) pursuant to (A) Rule 144 under the 1933 Act; or (B) an effective registration statement under the 1933 Act with respect to the sale of the Common Shares or the Warrant Shares by the purchaser or the Placement Agent (as the case may be). At the Corporation’s cost and subject to the foregoing, the Corporation will use commercially reasonable efforts to cause its transfer agent to remove the U.S. restrictive legend and deliver unlegended share certificates to the purchaser or the Placement Agent (as the case may be) within three business days of presentation of a legended share certificate to it.

If the transfer agent fails to deliver the unlegended share certificate within three business days, the Corporation will indemnify any U.S. investor (other than U.S. investors that are (i) brokers employed by the Placement Agent or (ii) one of the Exploration Capital Limited Partnerships managed by the Placement Agent or its affiliates) for any damages and costs incurred (other than loss of profits) as a result thereof. The aggregate amount of such indemnity in respect of any one legend removal shall not exceed US$ 5,000.

Until the first anniversary of the expiration of the Warrants, the investors will be entitled to customary “piggyback” registration rights under the 1933 Act on any registration statement of the Corporation. For the avoidance of doubt, the investors will not receive demand registration rights that would otherwise entitle investors to require the Corporation to file a registration statement registering their securities.

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Cashless Exercise of Warrants:
If at the time of exercise of Warrants or Placement Agent’s Warrants (as the case may be) the Corporation is no longer an issuer subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, then the holder of such Warrants or Placement Agent’s Warrants (as the case may be) may exercise such warrants, in whole or in part, at such time by means of a “cashless exercise.”

Due Diligence:
Prior to the Closing Date, the Corporation shall allow and assist the Placement Agent and its legal counsel to conduct all reasonable due diligence investigations and provide the Placement Agent with written or oral due diligence responses (at the Placement Agent’s discretion) to formal due diligence questions, which the Placement Agent may reasonably require to fulfil its obligations as registrants in a private placement.

Jurisdiction:
This Term Sheet and all documentation associated with the Offering shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and the parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of British Columbia.

Press Releases:
Subject to meeting its obligations under applicable securities laws and requirements of the TSX and OTCQB, the Corporation will use reasonable commercial efforts to allow the Placement Agent to review and comment on all press releases associated with the Offering, and such comments shall be considered by the Corporation, acting reasonably. Sprott Global Resource Investments, Ltd. shall not be referenced in the press release as a placement agent in the Offering.

Regulatory Approvals:	The Offering and the terms thereof, including all Placement Agent’s Fees, will be subject to all necessary regulatory and corporate approvals, including approval of the TSX.

If the foregoing is in accordance with your understanding and is agreed to by you, please signify your acceptance by executing this Term Sheet where indicated below and returning the same to the Placement Agent before 4:00 pm Vancouver time on July 6th, 2016 upon which this letter as so accepted shall constitute a non-binding agreement between us with respect only to the matters specified in the first paragraph hereof but not otherwise.
Yours very truly,

SPROTT GLOBAL RESOURCE INVESTMENTS, LTD.
Per:	[previously signed]
Authorized Signatory

Agreed and accepted this 6th day of July, 2016.

SILVER BULL RESOURCES, INC.
Per:	[previously signed]
Authorized Signatory

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INDEMNITY

The Company hereby agrees to indemnify and hold the Placement Agent and each of the directors, officers, employees and shareholders of the Placement Agent (together called the “Placement Agent’s Group”) harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including amounts paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and defending any claim that may be made against the Placement Agent’s Group or to which the Placement Agent’s Group may become subject or otherwise involved in any capacity insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based upon, directly or indirectly, any breach of a representation, warranty or covenant of the Company in this Agreement or the Subscription Agreement. This indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(a)	any member of the Placement Agent’s Group has, in the course of such performance, been negligent or dishonest, engaged in willful misconduct, acted in bad faith or committed any fraudulent act; and
(b)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by such negligence, dishonesty, willful misconduct, bad faith or fraud.
If any claim contemplated hereby is asserted against, or any potential claim contemplated hereby comes to the knowledge of, any member (the “Indemnified Party”) of the Placement Agent’s Group, the Indemnified Party shall notify the Company as soon as possible of the nature of such claim (but any failure or delay to so notify shall not affect the Company’s liability under this indemnity except to the extent that such failure or delay prejudices the rights of the parties in defending such claim or results in increased liability to the Indemnified Party or the Company) and the Company shall be entitled (but not required) to assume the defense on behalf of the Indemnified Party of any suit brought to enforce such claim. Any such defense shall be through legal counsel acceptable to the Indemnified Party and no admission of liability shall be made by the Company or the Indemnified Party without, in each case, the prior written consent of the Indemnified Party and the Company, respectively, such consent not to be unreasonably withheld. Any Indemnified Party shall have the right to employ separate counsel in any such suit and participate in the defense thereof and the fees and expenses of such counsel shall be at the expense of that Indemnified Party unless:
(a)	the Company fails to assume the defense of such suit on behalf of the Indemnified Party within a reasonable period of receiving notice of such suit and, in the absence of evidence to the contrary, the expiration of such period shall be deemed to occur on the second clear business day immediately preceding the date by which the Indemnified Party is required by law to take action (such as the filing of an appearance, notice or other document) in connection with defending such suit;
(b)	the employment of such counsel has been authorized in writing by the Company; or
(c)	the named parties to any such suit include both the Indemnified Party and the Company and the Indemnified Party has been advised by counsel that there may be one or more defenses available to the Indemnified Party different from or in addition to those available to the Company, whereupon, in any of such cases, the Company shall not have the right to assume the defense of such suit on behalf of the Indemnified Party and shall be liable to pay the reasonable fees and expenses of counsel for the Indemnified Party but the Company shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties as a group.

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No Indemnified Party will, without the Company’s prior written consent, settle, compromise or consent to the entry of any judgment in any action, suit, proceeding, investigation or claim in respect of which indemnification may be sought hereunder.
If for any reason (other than the occurrence of one of the events described above) the foregoing indemnification is unavailable to the Placement Agent’s Group or insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent’s Group as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other hand but also the relative fault of the Company and the Placement Agent’s Group, as well as any relevant equitable considerations provided that, in any event, the Company shall only contribute to the amount paid or payable by the Placement Agent’s Group as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Placement Agent hereunder.
The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, extend to the Placement Agent’s Group on the same terms and conditions as set out herein and be binding upon and enure to the benefit of any successors, permitted assigns, heirs and personal representatives of any of the Placement Agent’s Group.
The foregoing provisions of this Indemnity shall survive the completion of the Services.

2

PLACEMENT AGENT’S CERTIFICATE

This certificate has been issued pursuant to that letter agreement between Sprott Global Resource Investments, Ltd. (“SGRIL”) and Silver Bull Resources, Inc. (the “Company”) dated July 7, 2016 (the “Placement Agent Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Placement Agent Agreement.

In connection with the Placement to U.S. Purchasers of the Units, SGRIL does hereby certify as follows:

1.            SGRIL is, and was throughout the Placement, duly registered as a broker-dealer with the SEC and with each state securities regulatory authority in whose jurisdiction it has introduced subscribers to the Company to purchase the Units, and is and was throughout the Placement a member in good standing with the FINRA;

2.            All communications by SGRIL in the United States to, or for the benefit or account of, U.S. Persons respecting subscriptions by them for Units have been effected in accordance with all applicable United States federal and state laws and regulations governing the registration and conduct of securities brokers and dealers;

3.            In respect of Units offered to U.S. Purchasers, SGRIL had reasonable grounds to believe and did believe, immediately prior to the Placement, that each U.S. Purchaser was an Accredited Investor and, on the date hereof, SGRIL continues to believe that each U.S. Purchaser purchasing Units is an Accredited Investor;

4.            No form of Directed Selling Efforts, General Solicitation or General Advertising or seminar or meeting whose attendees had been invited by General Solicitation or General Advertising was used by SGRIL in connection with the Placement; and

5.            SGRIL’s activities in connection with the Placement have been conducted in accordance with the Placement Agent Agreement and, in relation to (i) U.S. Purchasers in accordance with the requirements of Rule 506(b) of Regulation D, and (ii) purchasers outside of the United States and Canada that are not U.S. Purchasers, in accordance with the requirements of Regulation S.

DATED this _______ day of _____________________ , 2016

SPROTT GLOBAL RESOURCE INVESTMENTS, LTD.

By: _______________________________________
Gretchen Carter
CFO